EXHIBIT 14

IBERIABANK CORPORATION

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER

AND SENIOR FINANCIAL OFFICERS

IBERIABANK Corporation (the “Company”) has a Code of Ethics applicable to all employees of the Company and its subsidiaries. The Company’s Chief Executive Officer (“CEO”) and the principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Senior Financial Officers”) are bound by the provisions set forth therein relating to conflicts of interest, compliance with law and other ethical conduct. Because of the significant role in the Company’s corporate governance of the CEO and the Senior Financial Officers, they shall be subject to the following additional standards set forth below:

1. The CEO and Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic and other reports filed by the Company with the Securities and Exchange Commission (“SEC”). The CEO and Senior Financial Officers shall understand SEC disclosure requirements applicable to the Company, as well as the business and financial operations of the Company. The CEO and each Senior Financial Officer shall assist the Audit Committee of the Board of Directors in fulfilling its responsibilities as specified in the Audit Committee Charter.

2. The CEO and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee (i) any material information of which he or she may become aware that affects the Company’s public disclosures in SEC filings, and (ii) any information he or she may have concerning significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, other public disclosures or internal controls.

3. The CEO and each Senior Financial Officer shall promptly bring to the attention of the Company’s outside legal counsel and/or to the Audit Committee any information he or she may have concerning (i) any violation of the Company’s Code of Ethics or (ii) evidence of a material violation of securities or other laws, rules or regulations applicable to the Company and the operation of its business.

4. The Board of Directors shall take appropriate actions in the event of violations of the Company’s Code of Ethics or this Code of Ethics for the CEO and Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and promote accountability for adherence to these codes of ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation.